Filed Pursuant to Rule 433
                                                     Registration No. 333-140923

HSI Asset Loan Obligation Trust
Mortgage Pass-Through Certificates,
Series 2007-2

HSI Asset Securitization Corporation
Depositor
(Commission File No. 333-140923)

HSBC Bank USA, National Association
Sponsor and Seller

Deutsche Bank National Trust Company
Trustee

HSBC Securities (USA), Inc.
Lead Underwriter

                STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the securities described herein, supersedes any information contained in any prior similar materials relating to the securities. The information in this free writing prospectus is preliminary, and is subject to completion or change. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities, until we have conveyed to you a preliminary prospectus relating to the securities and we have accepted your offer to purchase securities. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

                    IMPORTANT NOTICE REGARDING THE CONDITIONS
                  FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The securities referred to in these materials are being offered when, as and if issued. HSI Asset Securitization Corporation (the "Depositor") is not obligated to issue such securities or any similar security and the underwriter's obligation to deliver such securities is subject to the terms and conditions of the underwriting agreement with the Depositor and the availability of such securities when, as and if issued by the issuer. You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such securities to you is conditioned on the mortgage loans and securities having the characteristics described in these materials. If for any reason the issuing entity does not deliver such securities, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

The information in this free writing prospectus may be based on preliminary assumptions about the mortgage loans and the structure. Any such assumptions are subject to change. The information in this free writing prospectus may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you.

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE SEC) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR AND THE OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 866-811-8049.

                         THE SERIES 2007-2 CERTIFICATES

                     Initial
                      Class
                   Certificate
                   Balance or     Related     Initial
                     Notional      Loan     Pass-Through                                          Summary Interest  Fitch     S&P
Class                Amount(1)     Group        Rate               Designation                      Rate Formula    Rating   Rating
-----------------  ------------   -------   ------------ --------------------------------------   ----------------  ------   ------
Offered
Certificates:

Class I-A-1         $93,500,000      I       5.50000%    Super Senior/Pass-Through                Fixed               AAA     AAA

Class I-A-2          $2,895,345      I       5.50000%    Senior Support/Pass-Through              Fixed               AAA     AAA

Class I-A-PO           $385,728      I          (2)      Senior/Principal Only/Exchangeable(6)    N/A                 AAA     AAA

Class I-A-X         $91,327,024      I      Variable(4)  Senior/Notional/Exchangeable(6)          weighted            AAA     AAA
                                                                                                  average rate(s)
Class II-A-1        $66,000,000     II       5.51875%    Super Senior/Pass-Through                LIBOR + .70%(7)     AAA     AAA
                                                         /Floater/Exchangeable(6)

Class II-A-2        $66,000,000     II       1.48125%    Super                                    6.30% - LIBOR(7)    AAA     AAA
                                                         Senior/Notional/Pass-Through/Inverse
                                                         Floater/Exchangeable(6)

Class II-A-3        $11,000,000     II          (2)      Super Senior/Principal                   N/A                 AAA     AAA
                                                         Only/Pass-Through/Exchangeable(6)

Class II-A-4         $2,803,707     II       6.00000%    Senior Support/Pass-Through              Fixed               AAA     AAA

Class II-A-5        $66,000,000     II       5.46875%    Super Senior/Pass-Through/               LIBOR + .65%(7)     AAA     AAA
                                                         Floater/Exchanged(6)

Class II-A-6        $66,000,000     II       1.53125%    Super Senior/Notional/Inverse            6.35% - LIBOR(7)    AAA     AAA
                                                         Floater/Exchangeable(6)/Exchanged(6)

Class II-A-7        $66,000,000     II       5.56875%    Super Senior/Pass-Through/               LIBOR + .75%(7)     AAA     AAA
                                                         Floater/Exchanged(6)

Class II-A-8        $66,000,000     II       1.43125%    Super Senior/Notional/Inverse            6.25% - LIBOR(7)    AAA     AAA
                                                         Floater/Exchangeable(6)
                                                         /Exchanged(6)

Class II-A-9        $11,000,000     II       8.88750%    Super Senior/Pass-Through/Inverse        37.80% -            AAA     AAA
                                                         Floater/Exchanged(6)                     (LIBOR * 6.00)(7)

Class II-A-10       $11,000,000     II       9.18750%    Super Senior/Pass-Through/Inverse        38.10% -            AAA     AAA
                                                         Floater/Exchanged(6)                     (LIBOR * 6.00)(7)

Class II-A-11       $11,000,000     II       8.58750%    Super Senior/Pass-Through/Inverse        37.50% -            AAA     AAA
                                                         Floater/Exchanged(6)                     (LIBOR * 6.00)(7)

Class II-A-12       $77,000,000     II       6.00000%    Super Senior/Pass-Through/Exchanged(6)   Fixed               AAA     AAA

Class II-A-PO        $1,378,785     II          (2)      Senior/Principal Only/Exchangeable(6)    N/A                 AAA     AAA

Class II-A-X        $38,888,223     II      Variable(4)  Senior/Notional/Exchangeable(6)          weighted            AAA     AAA
                                                                                                  average rate(s)
Class III-A-1       $26,100,000     III      6.00000%    Super Senior/NAS/Exchangeable(6)         Fixed               AAA     AAA

Class III-A-2       $92,633,000     III      6.00000%    Super Senior/Sequential/Exchangeable(6)  Fixed               AAA     AAA

Class III-A-3       $92,547,000     III      6.00000%    Super Senior/Sequential/Exchangeable(6)  Fixed               AAA     AAA

Class III-A-4       $41,720,000     III      6.00000%    Super Senior/Sequential/Exchangeable(6)  Fixed               AAA     AAA

Class III-A-5        $7,662,941     III      6.00000%    Senior Support/Pass-Through              Fixed               AAA     AAA

Class III-A-6      $253,000,000     III      6.00000%    Super Senior/Pass-Through/Exchanged(6)   Fixed               AAA     AAA

Class III-A-7      $185,180,000     III      6.00000%    Super Senior/Sequential/Exchanged(6)     Fixed               AAA     AAA

Class III-A-8      $216,857,000     III      5.81875%    Super Senior/Pass-Through/               LIBOR + 1.00%(7)    AAA     AAA
                                                         Floater/Exchanged(6)

Class III-A-9       $36,143,000     III      7.08749%    Super Senior/Pass-Through/Inverse        35.99986166% -      AAA     AAA
                                                         Floater/Exchanged(6)                     (LIBOR *
                                                                                                  5.99997233)(7)
Class III-A-PO       $1,609,090     III         (2)      Senior/Principal Only/Exchangeable(6)    N/A                 AAA     AAA

Class III-A-X      $224,687,769     III     Variable(4)  Senior/Notional/Exchangeable(6)          weighted            AAA     AAA
                                                                                                  average rate(s)
Class A-PO           $3,373,603     I, II       (2)      Senior/Principal Only/Exchanged(6)       N/A                 AAA     AAA
                                  and III

Class A-X          $354,903,016     I, II       (8)      Senior/Notional/Exchanged(6)             weighted            AAA     AAA
                                  and III                                                         average rate(s)

Class B-1            $5,664,381     I, II   Variable(5)  Subordinate                              weighted            AA      AA
                                  and III                                                         average rate(s)

Class B-2            $2,718,903     I, II   Variable(5)  Subordinate                              weighted             A       A
                                  and III                                                         average rate(s)

Class B-3            $1,359,451     I, II   Variable(5)  Subordinate                              weighted            BBB     BBB
                                  and III                                                         average rate(s)

Total Offered:     $449,978,331

Non-Offered
Certificates:

Class B-4            $1,359,451    I, II    Variable(5)  Subordinate                              weighted            BB      BB
                                  and III                                                         average rate(s)

Class B-5              $679,726    I, II    Variable(5)  Subordinate                              weighted             B       B
                                  and III                                                         average rate(s)

Class B-6            $1,132,876    I, II    Variable(5)  Subordinate                              weighted            NR      NR
                                  and III                                                         average rate(s)

Class R(3)                 $100    I, II     5.50000%    Senior/Residual                          Fixed               NR      NR
                                  and III

Total Non-Offered:   $3,172,153

Total:             $453,150,484

(1)   Approximate. Subject to variance of plus or minus 5%.

(2) The Class I-A-PO, Class II-A-PO, Class II-A-3, Class III-A-PO and Class A-PO certificates are principal-only certificates and are not entitled to payment of interest.

(3) The Class R certificates will represent the sole class of residual interests in each REMIC.

(4) The pass-through rate of the Class I-A-X, Class II-A-X and Class III-A-X Certificates varies according to the weighted average of the excess of the Net Mortgage Rate on the Premium Mortgage Loans in the related loan group over the related pool strip rate, (which is 5.50%, 6.00% and 6.00% for loan group I, loan group II and loan group III, respectively). For the purpose of calculating interest payments on the Class I-A-X, Class II-A-X and Class III-A-X Certificates, interest will accrue on a notional amount equal to the aggregate Stated Principal Balance of the Premium Mortgage Loans in the related loan group, which is initially $91,327,024, $38,888,223 and $224,687,769 for loan group I, loan group II and loan group III, respectively. The initial pass-through rates on the Class I-A-X, Class II-A-X and the Class III-A-X Certificates are 0.25765%, 0.19649% and 0.34684%, respectively.

(5) The pass-through rate on the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates will be equal to a per annum rate equal to the weighted average of the Group I Strip Rate, Group II Strip Rate and Group III Strip Rate weighted on the basis of the Subordinate Component for the related loan group. The initial pass-through rate for the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates will be equal to approximately 5.89008% per annum.

(6) Certain proportions of the Exchangeable Certificates and certain Exchanged Certificates may be deposited in exchange for one or more classes of Exchanged Certificates, as applicable, as described under this prospectus supplement under "Description of the Certificates--Exchangeable Certificates." The maximum initial class certificate balances or notional amounts of the Exchangeable Certificates are set forth in the table above but are not included in the aggregate class certificate balance of all the certificates offered.

(7) Subject to minimum and maximum rates as described in this prospectus supplement.

(8) The pass-through rate on the Class A-X Certificates will be equal to the weighted average of the pass-through rates of the Class I-A-X, Class II-A-X and Class III-A-X Certificates, weighted in proportion to their respective Notional Amounts.

                         THE SERIES 2007-2 CERTIFICATES

                            Delay/Interest    Final Scheduled
                   Record      Accrual         Distribution        Minimum        Incremental
       Class       Date(1)     Period(2)           Date(3)     Denomination(4)    Denomination     CUSIP Number      ISIN Number
-----------------  -------  --------------    ---------------  ---------------    ------------     ------------      -----------
Offered
Certificates(4):
Class I-A-1          CM          24 day        September 2037      $25,000             $1            40432BAA7       US40432BAA70
Class I-A-2          CM          24 day        September 2037      $25,000             $1            40432BAB5       US40432BAB53
Class I-A-PO         CM           N/A          September 2037      $25,000             $1            40432BAD1       US40432BAD10
Class I-A-X          CM          24 day        September 2037      $25,000             $1            40432BAC3       US40432BAC37
Class II-A-1         DD          0 day         September 2037      $25,000             $1            40432BAE9       US40432BAE92
Class II-A-2         DD          0 day         September 2037      $25,000             $1            40432BAF6       US40432BAF67
Class II-A-3         CM           N/A          September 2037      $25,000             $1            40432BAG4       US40432BAG41
Class II-A-4         CM          24 day        September 2037      $25,000             $1            40432BAH2       US40432BAH24
Class II-A-5         DD          0 day         September 2037      $25,000             $1            40432BAJ8       US40432BAJ89
Class II-A-6         DD          0 day         September 2037      $25,000             $1            40432BAK5       US40432BAK52
Class II-A-7         DD          0 day         September 2037      $25,000             $1            40432BAL3       US40432BAL36
Class II-A-8         DD          0 day         September 2037      $25,000             $1            40432BAM1       US40432BAM19
Class II-A-9         DD          0 day         September 2037      $25,000             $1            40432BAN9       US40432BAN91
Class II-A-10        DD          0 day         September 2037      $25,000             $1            40432BAP4       US40432BAP40
Class II-A-11        DD          0 day         September 2037      $25,000             $1            40432BAQ2       US40432BAQ23
Class II-A-12        CM          24 day        September 2037      $25,000             $1            40432BAR0       US40432BAR06
Class II-A-PO        CM           N/A          September 2037      $25,000             $1            40432BAT6       US40432BAT61
Class II-A-X         CM          24 day        September 2037      $25,000             $1            40432BAS8       US40432BAS88
Class III-A-1        CM          24 day        September 2037      $25,000             $1            40432BAU3       US40432BAU35
Class III-A-2        CM          24 day        September 2037      $25,000             $1            40432BAV1       US40432BAV18
Class III-A-3        CM          24 day        September 2037      $25,000             $1            40432BAW9       US40432BAW90
Class III-A-4        CM          24 day        September 2037      $25,000             $1            40432BAX7       US40432BAX73
Class III-A-5        CM          24 day        September 2037      $25,000             $1            40432BAY5       US40432BAY56
Class III-A-6        CM          24 day        September 2037      $25,000             $1            40432BAZ2       US40432BAZ22
Class III-A-7        CM          24 day        September 2037      $25,000             $1            40432BBA6       US40432BBA61
Class III-A-8        DD          0 day         September 2037      $25,000             $1            40432BBB4       US40432BBB45
Class III-A-9        DD          0 day         September 2037      $25,000             $1            40432BBC2       US40432BBC28
Class III-A-PO       CM           N/A          September 2037      $25,000             $1            40432BBE8       US40432BBE83
Class III-A-X        CM          24 day        September 2037      $25,000             $1            40432BBD0       US40432BBD01
Class A-PO           CM           N/A          September 2037      $25,000             $1            40432BBG3       US40432BBG32
Class A-X            CM          24 day        September 2037      $25,000             $1            40432BBF5       US40432BBF58
Class B-1            CM          24 day        September 2037      $25,000             $1            40432BBH1       US40432BBH15
Class B-2            CM          24 day        September 2037      $25,000             $1            40432BBJ7       US40432BBJ70
Class B-3            CM          24 day        September 2037      $25,000             $1            40432BBK4       US40432BBK44

Non-Offered
Certificates:
Class B-4            CM          24 day        September 2037      $25,000             $1            40432BBL2       US40432BBL27
Class B-5            CM          24 day        September 2037      $25,000             $1            40432BBM0       US40432BBM00
Class B-6            CM          24 day        September 2037      $25,000             $1            40432BBN8       US40432BBN82
Class R              CM          24 day        September 2037  20% Percentage         N/A            40432BBP3       US40432BBP31
                                                                  Interests

(1) CM = For any distribution date, the close of business on the last business day of the calendar month immediately preceding the distribution date (or in the case of the first distribution date, the closing date). DD = For any distribution date, the close of business on the business day immediately preceding the distribution date (or in the case of the first distribution date, the closing date).

(2) 24 day = For any distribution date, the interest accrual period will be the calendar month immediately preceding the month in which the related distribution date occurs (accrued certificate interest on each class of certificates is calculated on the basis of a 360-day year consisting of twelve 30-day months). 0 day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date and ending on the calendar day immediately before the related distribution date, provided that the first Interest Accrual Period will have 30 days (accrued certificate interest on each class of certificates is calculated on the basis of a 360-day year consisting of twelve 30-day months).

(3) Calculated as the distribution date in the month following the month in which the latest maturity date of any mortgage loan occurs.

(4) With respect to the initial European investors, the underwriters will only sell offered certificates in minimum total investment amounts of $100,000.

                                    Pay Rules

Group I
-------
350 PSA

1.    Pay to the AR, until retired 2. Pay to the 1A1, 1A2 pro rata until retired

Group II
--------
350 PSA

1.    Pay to the AR,  until  retired

2.    Pay to the 2A1, 2A3, 2A4 pro rata until retired

Group III
---------
350 PSA

Concurrently,

2.939788832275121% as follows:

To 3A5, until retired

97.060211167724873% as follows:

      1)    Pay 3A1, the NAS Priority Amount (as defined below)

      2)    Pay $795,000.00 to 3A2 and 3A3, Pro Rata

      3)    Pay $599.000.00 to 3A2

      4) Pay 3A3, 3A2, 3A4, in that order, until retired 5) Pay 3A1, until retired

Priority Amt = (Sched Prin x Shift % x Priority %) + (UnSched Prin x Shift % x Priority %)

Priority % = A5 / (Collat Bal less PO)

NAS bonds are locked out for the first 60 periods.

Shift Schedule is standard NAS shift schedule

Month <= NAS Shift %
60   0
72   30
84   40
96   60
108  80
120  100